Exhibit 10(yyy)

EXECUTION VERSION

Energy Future Holdings Corp.	Texas Energy Future
Energy Plaza	Holdings Limited Partnership
1601 Bryan Street	301 Commerce Street, Suite 3300
Dallas, TX 75201	Fort Worth, TX 76102

October 10, 2007

Kohlberg Kravis Roberts & Co L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

This letter serves to confirm the retention by Energy Future Holdings Corp. (the “Company”) of Kohlberg Kravis Roberts & Co. L.P. (the “KKR Manager”), TPG Capital, L.P. (the “TPG Manager”), Goldman, Sachs & Co. (the “GS Manager” and together with the KKR Manager and the TPG Manager, the “Managers” and each a “Manager”) to provide management, consulting and financial services to the Company and its divisions, subsidiaries and affiliates (collectively, the “Company Group”), as follows:

1. The Company has retained the Managers, and each Manager hereby agrees to accept such retention, to provide to the Company Group, when and if called upon, certain management, consulting and financial services of the type customarily performed by such Managers. Commencing on the date hereof (the “Effective Date”), the Company agrees to pay the Managers an aggregate annual fee (the “Advisory Fee”) in an amount equal to $35,000,000 (thirty five million dollars), which amount shall increase by 2% annually, payable in quarterly installments in arrears at the end of each calendar quarter. The initial Advisory Fee shall be pro rated to reflect the portion of the current fiscal year which has elapsed prior to the Effective Date. The Managers shall split the Advisory Fee so that (i) the KKR Manager shall initially receive a portion of the Advisory Fee equal to $12,727,500 (twelve million seven hundred twenty seven thousand and five hundred dollars) (ii) the TPG Manager shall initially receive a portion of the Advisory Fee equal to $12,727,500 (twelve million seven hundred twenty seven thousand and five hundred dollars) and (iii) the Goldman Manager shall initially receive a portion of the Advisory Fee equal to $9,545,000 (nine million five hundred and forty five thousand dollars). Increases in the Advisory Fee in subsequent years shall be paid to the Managers in the same proportion as the initial Advisory Fee.

2. To the extent the Company is not permitted to pay the Advisory Fee by reason of any prohibition on such payment pursuant to the terms of any debt financing agreement or instrument of the Company or any of its subsidiaries, the payment by the Company to the Managers, of the Advisory Fee shall be deferred and shall not be due and payable until immediately on the earlier of (i) the first date on which the payment of such deferred Advisory Fee is no longer prohibited under the applicable agreement or instrument and the Company is otherwise able to make such payment, and (ii) total or partial liquidation, dissolution or winding up of the Company.

3. In consideration for structuring services rendered by the Managers and Lehman Brothers Inc. in connection with the acquisition of the outstanding shares of the Company by Parent pursuant to the Agreement and Plan of Merger, dated as of February 25, 2007, by and among Texas Energy Future Holdings Limited Partnership (“Parent”), Texas Energy Future Merger Sub Corp. and the Company (the “Merger Agreement”), which services included, but were not limited to, financial advisory services and capital structure review (the “Initial Services”), the Company agrees to also pay the Managers and Lehman Brothers Inc. a one-time transaction fee in an aggregate amount equal to $300,000,000 (three hundred million dollars) (the “Merger Fee”), payable immediately upon the Closing (as defined in the Merger Agreement), which Merger Fee shall be apportioned so that (i) the KKR Manager shall receive a portion of the Merger Fee equal to $106,840,909.09 (one hundred and six million eight hundred and forty thousand nine hundred and nine dollars and nine cents), (ii) the TPG Manager shall receive a portion of the Merger Fee equal to $106,840,909.09 (one hundred and six million eight hundred and forty thousand nine hundred and nine dollars and nine cents), (iii) the Goldman Manager shall receive a portion of the Merger Fee equal to $80,130,681.82 (eighty million one hundred and thirty thousand and six hundred eighty one dollars and eighty two cents) and (iv) Lehman Brothers Inc. shall receive a portion of the Merger Fee equal to $6,187,500.00 (six million one hundred and eighty seven thousand and five hundred dollars).

4. The Company shall, with respect to each proposed transaction, including, without limitation, any proposed acquisition, merger, full or partial recapitalization, structural reorganization (including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group), reorganization of the shareholdings or other ownership structure of the Company Group, sales or dispositions of assets or equity interests or any other similar transaction (each, a “Transaction”) directly or indirectly involving the members of the Company Group, pay to the Managers an aggregate fee (a “Transaction Fee”) equal to 1% of the Transaction Value, or such lesser amount as the Managers and the Company may agree, any such Transaction Fee to be apportioned so that (i) the KKR Manager shall receive a portion of any Transaction Fee equal to four elevenths of such Transaction Fee (ii) the TPG Manager shall receive a portion of any Transaction Fee equal to four elevenths of such Transaction Fee and (iii) the Goldman Manager shall receive a portion of any Transaction Fee equal to three elevenths of such Transaction Fee. The Company, on behalf of the members of the Company Group, may agree to pay a Transaction Fee in excess of 1% of the Transaction Value of a Transaction, subject to the consent of the board of directors of the Company. As used herein, “Transaction Value” means the total value of the applicable Transaction, including, without limitation, the aggregate amount of the cash funds and the aggregate value of the other securities or obligations required to complete such Transaction (excluding any fees payable pursuant to this paragraph 4), including any indebtedness, guarantees, capital stock or similar items issued or made to facilitate, and the amount of any revolving credit or other liquidity facilities or arrangements established in connection with, such Transaction or assumed, refinanced or left outstanding in connection with or immediately following such Transaction. For purposes of calculating a Transaction Fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually reasonably agreed between the Managers and the Company, on behalf of the members of the Company Group, on the day prior to consummation of such Transaction. For the avoidance of doubt, no Transaction Fee (other than the Merger Fee) shall be payable to any Manager in respect of the Initial Services.

5. In addition to any fees that may be payable to the Managers under this agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Company Group (subject to paragraph 6), reimburse the Managers and their affiliates and their respective employees and agents, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed expenses incurred prior to the date hereof, in connection with this retention and/or transactions contemplated by the Merger Agreement, including travel expenses and expenses of any legal, accounting or other professional advisors to the Managers or their affiliates. The Managers may submit monthly expense statements to the Company or any other member of the Company Group, which statements shall be payable within thirty days. Nothing in this paragraph 5 shall limit any obligations of Parent to reimburse any costs and expenses to the Managers, their subsidiaries or affiliates as provided in the Amended and Restated Limited Partnership Agreement of Parent, dated as of the date hereof, among the parties thereto, as the same may be amended from time to time (the “Partnership Agreement”), or in the Amended and Restated Limited Liability Company Agreement of Texas Energy Future Capital Holdings LLC, dated as of the date hereof, among the parties thereto.

6. Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the obligations of the Company under paragraphs 1- 5 shall be borne jointly and severally by each member of the Company Group.

7. Parent and the Company (on behalf of itself and the other members of the Company Group) hereby acknowledge and agree that the services provided by the Managers hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, between Parent, the Company, and the Managers (as the same may be amended from time to time, the “Indemnification Agreement”).

8. Any advice or opinions provided by the Managers may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

9. Each Manager shall act as an independent contractor, with duties solely to the Company Group. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

10. This agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

11. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery:

If to Parent:	Texas Energy Future Holdings Limited Partnership 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Attention: Clive D. Bode Facsimile: (817) 871-4001

with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: David J. Sorkin Andrew W. Smith Facsimile:(212) 455-2502

If to the Company:	Energy Future Holdings Corp. Energy Plaza 1601 Bryan Street Dallas, TX 75201 Attention: General Counsel Facsimile: (214) 812 4600

with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: David J. Sorkin Andrew W. Smith Facsimile:(212) 455-2502

If to the KKR Manager:	Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019 Attention: Marc Lipschultz Facsimile: (212) 750-0003

with copies to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: David J. Sorkin Andrew W. Smith Facsimile:(212) 455-2502

If to the TPG Manager:	TPG Capital, L.P. 301 Commerce Street Fort Worth, TX 76102 Attention: Clive Bode Facsimile: (813) 871 4001

with copies to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: David J. Sorkin Andrew W. Smith Facsimile:(212) 455-2502

If to the GS Manager:	Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Kenneth A. Pontarelli Facsimile: (212) 357-5505

with copies to: (which shall not constitute notice)	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Robert C. Schwenkel Brian Mangino Facsimile: (212) 859-4000

If to Lehman Brothers Inc.:	Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019 Attention: Martin Laguerre Facsimile: 646-758-4126

with copies to: (which shall not constitute notice)	Lehman Brothers Inc. 399 Park Avenue New York, New York 10022 Attention: Ashvin Rao Facsimile: 646-834-4769

or to such other address as any of the above shall have designated in writing to the other above. All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid or (iii) when telecopied, receipt acknowledged.

12. This agreement shall continue in effect from year to year unless amended or terminated by mutual consent. In addition, in connection with the consummation of a Change of Control (as defined in the Partnership Agreement) or an IPO (as defined in the Partnership Agreement), the Company may terminate this agreement by delivery of a written notice of termination to the Managers. In the event of such a termination by the Company of this agreement, the Company shall pay in cash to the Managers (i) all unpaid Advisory Fees payable to such Manager hereunder, all unpaid fees payable to such Manager pursuant to Section 4 of this agreement and all expenses due under this agreement to such Manager with respect to periods prior to the termination date, plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from the termination date through the twelfth anniversary of the Effective Date, or, if terminated following the twelfth anniversary of the Effective Date, through the first anniversary of the Effective Date occurring after the termination date, any such fees payable pursuant to this clause (ii) to be apportioned so that (i) the KKR Manager shall receive a portion of such fees equal to four elevenths of the aggregate amount of such fees (ii) the TPG Manager shall receive a portion of such fees equal to four elevenths of the aggregate amount of such fees and (iii) the Goldman Manager shall receive a portion of such fees equal to three elevenths of the aggregate amount of such fees.

13. Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

14. If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

15. Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

16. It is expressly understood that the foregoing paragraphs 2-6, 9 and 13 - 17, in their entirety, survive any termination of this agreement.

17. Except in cases of gross negligence or willful misconduct, none of the Managers, their respective affiliates or any of their respective employees, officers, directors, partners, consultants, members, stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder.

18. This letter agreement, the Partnership Agreement and the Indemnification Agreement contain the complete and entire understanding and agreement between the Managers and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. The Company acknowledges and agrees that neither Manager makes any representations or warranties in connection with this letter agreement or its provision of services pursuant hereto. The Company agrees that any acknowledgment or agreement made by the Company in this letter agreement is made on behalf of the Company and the other members of the Company Group.

19. A Manager may assign the right to receive any fees payable to the Manager under this Agreement to an affiliate of such Manager or an investment fund managed by such Manager or a subsidiary thereof upon written notice to the Company.

20. This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Jeffrey Liaw
	Name:	Jeffrey Liaw
	Title:	Authorized Signatory

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By:	Texas Energy Future Capital Holdings LLC, its general partner

By:
Name:
Title:

Very truly yours,

ENERGY FUTURE HOLDINGS CORP.

By:
Name:
Title:

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By:	Texas Energy Future Capital Holdings LLC, its general partner

By:	/s/ Jonathan D. Smidt
	Name:	Jonathan D. Smidt
	Title:	Vice-President and Treasurer

AGREED TO AND ACCEPTED BY:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	KKR & Co. L.L.C., its general partner

By:	/s/ Marc S. Lipschultz
	Name:	Marc S. Lipschultz
	Title:	Member

TPG CAPITAL, L.P.

By:	Tarrant Capital, LLC

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice-President

GOLDMAN, SACHS & CO.

By:	/s/ Kenneth A. Pontarelli
	Name:	Kenneth A. Pontarelli
	Title:	Managing Director

LEHMAN BROTHERS INC.

By:	/s/ Ashvin Rao
	Name:	Ashvin Rao
	Title:	Vice President